Exhibit 15

October 13, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 8, 2003, on our review of interim consolidated financial information of Alcoa Inc. and subsidiaries as of and for the three and six month periods ended June 30, 2003 and our report dated April 4, 2003, on our review of interim consolidated financial information of Alcoa Inc. and subsidiaries as of and for the three month period ended March 31, 2003, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2003 and March 31, 2003 is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form S-8 dated October 13, 2003.

Very truly yours,

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP